Exhibit 99.1

News Release

Contact:
Ed Holcomb Controller
214-891-6546
eholcomb@docucorp.com

For Release:
FOR IMMEDIATE RELEASE

Docucorp Announces Share Repurchase
DALLAS, TX — February 14, 2006 — Docucorp International® (Nasdaq: DOCC), a leading provider of Customer Communication Management (CCM) solutions, today announced that it has repurchased 392,841 shares of its common stock in a private transaction. The purchase represents approximately 3.5 percent of Docucorp’s outstanding common stock as of February 13, 2006. The purchase price was $6.00 per share, and was funded with available cash. The transaction is expected to be accretive to Docucorp earnings per share in future periods.
     “We believe that repurchasing shares of our common stock at an attractive price is an appropriate means of increasing value to our shareholders,” said Michael D. Andereck, Docucorp’s president and chief executive officer. “With the completion of this transaction, Docucorp has repurchased a total of 9.8 million shares at an average price of $5.39 per share since the inception of our stock repurchase program in 1998.”
About Docucorp
Docucorp markets Customer Communication Management (CCM) solutions via a portfolio of information software, business process outsourcing and professional services, which enables companies to create, publish, manage and archive complex, high-volume, personalized information in-house or fully outsource to Docucorp. The company has an installed base of more than 1,300 customers, including some of the largest insurance, utility, financial services and health care organizations. Headquartered in Dallas, Docucorp has facilities in Atlanta, Silver Spring, Md., Bedford, N.H., and London, as well as an international presence in the

Benelux, Switzerland, Central and Eastern Europe, Middle East and Africa regions.
Certain information contained in this news release may include “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements, other than historical facts, included herein are forward-looking statements. These statements involve risks and uncertainties, such as competition, technological developments, loss of significant customers and the other factors discussed in the Company’s periodic reports filed with the Securities and Exchange Commission, that could cause the Company’s actual results to differ materially from those expressed or implied by these forward-looking statements.
Docucorp is a registered trademark of Docucorp International.
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One Lincoln Center
5400 LBJ Freeway
Suite 300
Dallas, Texas 75240
214-891-6500
fax: 214-987-8187
http://www.docucorp.com

©	2006 Docucorp International. All Rights Reserved.
Company, organization and product names mentioned herein are trademarks or registered trademarks of their respective owners. Docucorp and its symbol are trademarks of Docucorp International.